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                                                                    EXHIBIT 23.2


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         On June 18, 2002, we filed a Current Report on Form 8-K reporting that on June 13, 2002, we discontinued the engagement of Arthur Andersen LLP as our independent auditors and engaged Deloitte & Touche LLP as our independent auditors for the fiscal year ended September 29, 2002. This Post-Effective Amendment No. 7 to Registration Statement on Form S-3 incorporates by reference our Annual Report on Form 10-K for the fiscal year ended September 29, 2002, which includes the report of Arthur Andersen on our consolidated balance sheets as of September 30, 2001 and September 24, 2000, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the three years in the period ended September 30, 2001. After reasonable efforts, we have been unable to obtain Arthur Andersen's consent to incorporate by reference into this Registration Statement its audit report with respect to the financial statements of the Company as of September 30, 2001 and the three years then ended. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits us to file this Registration Statement without such consent from Arthur Andersen. The absence of such consent may limit recovery by purchasers of the securities offered by this Registration Statement on certain claims, including the inability of such purchasers to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in those audited financial statements. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.